Exhibit 2.1
[Execution Copy]
PURCHASE AGREEMENT
dated as of
July 26, 2006
among
PINNACLE AIR, LLC (“Buyer”)
JETRIDE, INC. (“Seller”)
and
AIRNET SYSTEMS, INC. (“Parent”)

TABLE OF CONTENTS

Page
ARTICLE I — DEFINITIONS	1
1.01. Definitions	1

ARTICLE II — ORGANIZATION OF NEW JETRIDE; PURCHASE AND SALE OF AIRCRAFT RELATED ASSETS BY BUYER; LEASE BACK OF SELLER OWNED AIRCRAFT TO NEW JETRIDE; PURCHASE AND SALE OF CAPITAL STOCK OF NEW JETRIDE	7
2.01. Organization and Capitalization of New Jetride	7
2.02. Purchase and Sale of Aircraft Related Assets	7
2.03. Lease of Seller Owned Aircraft to New Jetride	8
2.04. Purchase and Sale of New Jetride Stock	8
2.05. Assumption of Liabilities	10
2.06. Excluded Liabilities	10
2.07. Assignment of Contracts and Rights	11
2.08. Purchase Price; Allocation of Purchase Price	12
2.09. Closing	12

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	15
3.01. Corporate Existence and Power	15
3.02. Corporate Authorization	16
3.03. Governmental Authorization	16
3.04. Non-Contravention	17
3.05. Required and Other Consents	17
3.06. Financial Statements	18
3.07. Absence of Certain Changes	19
3.08. Properties	20
3.09. Sufficiency of and Title to Assets	21
3.10. Aircraft	21
3.11. No Undisclosed Material Liabilities	22
3.12. Litigation	23
3.13. Material Contracts	23
3.14. Licenses and Permits	24
3.15. Insurance Coverage	24
3.16. Compliance with Laws	24
3.17. Intellectual Property	24
3.18. Employees	25
3.19. Labor Matters	25
3.20. Finders’ Fees	26
3.21. Environmental Compliance	26
3.22. Parent Information	27
3.23. Customers	27

i

3.24. Accounts Receivable	27
3.25. Full Disclosure in Representations	27

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF BUYER	28
4.01. Organization and Existence	28
4.02. Corporate Authorization	28
4.03. Governmental Authorization	28
4.04. Non-Contravention	28
4.05. Financing	28
4.06. Litigation	28

ARTICLE V — COVENANTS OF SELLER AND PARENT	29
5.01. Conduct of the Business	29
5.02. Access to Information	31
5.03. Notices of Certain Events	32
5.04. [Intentionally omitted.]	32
5.05. Name Change	32
5.06. Seller Managed Aircraft	32

ARTICLE VI — COVENANT OF BUYER	32
6.01. Access	32

ARTICLE VII — COVENANTS OF ALL PARTIES	33
7.01. Cooperation; Further Assurances	33
7.02. Certain Filings; Approvals and Consents	34
7.03. Public Announcements	34
7.04. Confidentiality	35
7.05. Pre-Purchase Inspections	35

ARTICLE VIII — TAX MATTERS	36
8.01. Tax Definitions	36
8.02. Tax Matters	37
8.03. Tax Cooperation; Allocation of Taxes	38

ARTICLE IX — EMPLOYEE BENEFITS	39
9.01. ERISA Representations	39
9.02. Employees and Offers of Employment	41
9.03. Seller’s Employee Benefit Plans	42
9.04. No Third Party Beneficiaries	43

ARTICLE X — CONDITIONS TO CLOSING	43
10.01. Conditions to the Obligations of Each Party	43

10.02. Conditions to Obligation of Buyer	43
10.03. Conditions to Obligation of Seller	44

ARTICLE XI — SURVIVAL; INDEMNIFICATION	45
11.01. Survival	45
11.02. Indemnification	45
11.03. Procedures	46

ARTICLE XII — TERMINATION	49
12.01. Grounds for Termination	49
12.02. Effect of Termination	49

ARTICLE XIII — ARBITRATION	49
13.01. Arbitration to be Exclusive Remedy Except in Limited Circumstances	49
13.02 Arbitration Procedures	50

ARTICLE XIV — MISCELLANEOUS	51
14.01. Notices	51
14.02. Amendments; No Waivers	52
14.03. Expenses	52
14.04. Successors and Assigns	53
14.05. Governing Law	53
14.06. Counterparts; Effectiveness	53
14.07. Entire Agreement	53
14.08. Bulk Sales Laws	53
14.09. Captions; Headings	53

ARTICLE XV — NONCOMPETITION	51
15.01. Non-Competition; Nonsolicitation	53
15.02. Nonsolicitation by Buyer	55

Exhibit A	–	Form of Transition Services Agreement
Exhibit B	–	Form of Assignment and Assumption Agreement
Exhibit C	–	Form of Bill of Sale and Assignment of Contracts
Exhibit D	–	Form of Assignment of Trademarks
Exhibit E	–	Form of Indemnification Escrow Agreement
Exhibit F	–	Form of Tax Identification Number Affidavit
Exhibit G-1	–	Form of Rickenbacker and Other Facilities Sublease Agreement
Exhibit G-2	–	Form of Dallas Sublease Agreement
Exhibit G-3	–	Form of Birmingham Sublease Agreement
Exhibit H	–	Form of Closing Escrow Agreement
Exhibit I	–	Form of Aircraft Bill of Sale

Exhibit J	–	Form of Buyer’s legal counsel opinion
Exhibit K	–	Form of Aircraft Lease

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (“Agreement”) dated as of July 26, 2006, among JETRIDE, INC., an Ohio corporation (“Seller”), PINNACLE AIR, LLC, a Delaware limited liability company (“Buyer”), and AIRNET SYSTEMS, INC., an Ohio corporation (“Parent”).
W I T N E S S E T H:
     WHEREAS, Seller conducts a private passenger charter business utilizing a fleet of nine (9) owned and five (5) managed jet aircraft (such charter business being sometimes referred to herein as the “Business”);
     WHEREAS, Parent is the sole shareholder of Seller and will benefit from the Purchase Price (as defined below);
     WHEREAS, Buyer desires to purchase certain of the assets used in connection with, related to or resulting from the Business from Seller, consisting of the Aircraft Related Assets (as hereinafter defined), and all of the capital stock of a wholly owned subsidiary of Jetride to be formed prior to the Closing (“New Jetride”), to which Seller will contribute immediately prior to the Closing (as herein defined) certain assets of Seller other than the Aircraft Related Assets, as more particularly described herein, and Seller desires to sell such assets and stock to Buyer, all upon the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.
     “Aircraft Related Assets” means the Seller Owned Aircraft and all engine and other warranties relating to such aircraft, including without limitation all unliquidated rights under manufacturers’ and vendors’ warranties (including such material warranties listed on Schedule 1.01(a)), but specifically excluding aircraft spare and replacement parts held in inventory.
     “Balance Sheet” means the unaudited balance sheet of the Seller as of March 31, 2006.
     “Balance Sheet Date” means March 31, 2006.

     “Capital Expenditures” means, with respect to any Person and for any period, the aggregate of all expenditures by such Person and its subsidiaries (on a consolidated basis) during such period that, in conformity with GAAP, are included in the property, plant and equipment (or in any related intangible assets) reflected in such Person’s balance sheet.
     “Closing Date” means the date of the Closing.
     “Closing Escrow Agent” means McAfee & Taft, A Professional Corporation, Two Leadership Square, 10th Floor, 211 North Robinson, Oklahoma City, Oklahoma 73102.
     “Closing Escrow Agreement” means the Closing Escrow Agreement, in substantially the form of Exhibit H, to be entered into among Parent, Seller, Buyer and the Closing Escrow Agent in connection with and as part of the Closing, for purposes of facilitating the release of liens on and transfer of aircraft titles to the Seller Owned Aircraft and other Aircraft Related Assets to Buyer or Buyer’s Affiliates and payment of the Purchase Price to Seller at Closing.
     “Debt” means, with respect to Seller or New Jetride, the aggregate amount of, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations computed as though payment is being made on the Closing Date); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any obligations under capitalized leases; (d) any indebtedness for the deferred purchase price of property or services of the type required by GAAP to be accrued on the Closing Date Balance Sheet with respect to which Parent, Seller or New Jetride is liable, contingently or otherwise, as obligor or otherwise; (e) any commitment by which Seller or New Jetride assures a creditor against loss (including, without limitation, contingent reimbursement liability with respect to letters of credit); (f) any indebtedness guaranteed in any manner by Seller or New Jetride (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (g) any indebtedness secured by an Encumbrance or other lien, other than a Permitted Encumbrance, on Seller’s or New Jetride’s assets; (h) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (i) any amounts payable by Seller or New Jetride to any Person under any noncompetition arrangement, or under any consulting arrangement for services up to and including the Closing Date; (j) any change of control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement. Debt shall include any amounts accrued as the current portion of long term indebtedness of Seller or New Jetride.
     “Encumbrance” means any note, mortgage, indenture, contractual or statutory lien, pledge, charge, claim, covenant, security agreement, security interest, restriction, easement or other agreement or instrument relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances (including, without limitation, any purchase money security interest, conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, and other encumbrances and defects of title of any nature whatsoever.
     “Environmental Laws” means all federal, state and local laws, including common law, relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural or biological resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, vapor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; including, but not limited to: (a) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended (collectively, “RCRA”) (42 U.S.C. § 6901 et seq.); (b) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended (collectively, “CERCLA”) (42 U.S.C. § 9601 et seq.); (c) the Clean Water Act, as now or hereafter amended (collectively, “CWA”) (33 U.S.C. § 1251 et seq.); (d) the Toxic Substances Control Act, as now or hereafter amended (collectively, “TSCA”) (15 U.S.C. § 2601 et seq.); (e) the Clean Air Act, as now or hereafter amended (collectively, “CAA”) (42 U.S.C. § 7401 et seq.), (RCRA, CERCLA, CWA, TSCA, and CAA are collectively referred to herein as the “Federal Environmental Laws”); (f) any local or state law, statute, regulation, or ordinance analogous to any of the Federal Environmental Laws; and (g) any other federal, state, or local law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, discharge, release, threatened release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is classified or considered to be hazardous or toxic to human health or the environment.
     “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, directives, suits or other assertions of obligations or liabilities) that are: (i) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil, vapor or water, and occupational safety and health); and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction, directive or judgment issued or otherwise imposed by any Governmental Entity. The term “Environmental Liabilities” includes, without limitation: (x) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (y) defense and other responses to any administrative or judicial action (including notices, claims, complaints, directives, suits and other assertions of liability) relating to environmental, health or safety matters; and (z) financial responsibility for (A) cleanup costs and injunctive relief, including any removal, remedial or response actions, and natural resource damages, and (B) other Environmental Laws compliance or remedial measures.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “FAA” means the U.S. Federal Aviation Administration.

     “GAAP” means U.S. generally accepted accounting principles, consistently applied.
     “Hazardous Substance” means (a) any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act; any “pollutant” as that term is defined in the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and (b) any substance, matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, release (or threatened release), treatment, discharge, or emission of which is regulated, prohibited, or limited under any Environmental Laws including, without limitation: (i) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith, (ii) asbestos and asbestos-containing materials in any form, (iii) polychlorinated biphenyls, (iv) any substance the presence of which: (x) requires reporting or remediation under any Environmental Law; (y) causes or threatens to cause a nuisance or poses or threatens to pose a hazard to the health or safety of persons; or (z) which, if it emanated or migrated, could constitute a trespass, nuisance, or health or safety hazard to persons on adjacent property.
     “Indemnification Escrow Agent” means U.S. Bank, N.A.
     “Indemnification Escrow Agreement” means the escrow agreement to be entered into on the Closing Date among Seller, Parent, Buyer and the Escrow Agent, in substantially the form attached as Exhibit E, for the purpose of securing the representations, warranties, covenants and agreements of Seller and Parent hereunder.
     “Indemnification Escrow Amount” means the sum of $1,000,000.
     “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation computer software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
     “Knowledge” means (i) with respect to Seller or the Business, the actual knowledge of Joel E. Biggerstaff, Gary W. Qualmann, Wynn D. Peterson, Charles E. Paul, Gregory Grant, Keith Anderson and Walter Honeycutt (including any successors to each such person’s current position of employment with Seller) in each case, after reasonable inquiry and (ii) with respect to Parent, the actual knowledge of Joel E. Biggerstaff, Gary W. Qualmann and Charles Paul (including any successors to each such person’s current position of employment with Parent) in each case, after reasonable inquiry.
     “Material Adverse Change” means a material adverse change in the business, assets, condition (financial or otherwise), or results of operations of the Business taken as a whole or the ability of any party to consummate timely the transactions contemplated hereby, excluding any such change resulting from the announcement or consummation of the transactions contemplated by this Agreement.
     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Business taken as whole or the ability of any party to consummate timely the transactions contemplated hereby, excluding any such effect resulting from the announcement or consummation of the transactions contemplated by this Agreement.
     “Ordinary Course of Business” means the ordinary course of Seller’s or New Jetride’s Business consistent with past custom and practice (including with respect to quantity and frequency).
     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Permitted Encumbrance” or “Permitted Encumbrances” means (i) any lease or sublease by Seller, New Jetride or Parent as lessor, (ii) any mechanics’, materialmen’s, warehousemen’s, carriers’ and similar liens for labor, materials or supplies provided which are incurred in the Ordinary Course of Business and as to which there is no material default on the part of Seller, New Jetride or Parent, and which are not singly or in the aggregate, material to the Purchased Stock, the Aircraft Related Assets or the Business, (iii) statutory liens for Taxes which are not due and payable as of the date in question but the liability for which have been properly accrued on the books of Seller or New Jetride or the validity of which are being contested in good faith by appropriate proceedings, and (iv) specified encumbrances described in Schedule 3.08(d).
     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Transition Services Agreement” means the Transition Services Agreement dated the Closing Date among Seller, New Jetride, Parent and Buyer in substantially the form attached hereto as Exhibit A.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Aircraft Lease	2.03
Aircraft Purchase Price	2.08(a)
Airworthiness Exceptions	7.05
Allocation Statement	2.08(b)
Business	Recitals
Buyer	Preamble
Cap	11.02(a)(ii)
Cape Town Treaty	7.01
Closing	2.09
Code	8.01
Compensation And Benefit Plans	9.01(a)
Contracts	2.04(a)(iv)
Contributed Assets	2.04
Discrepancies List	7.04
Encumbrance	3.08(d)
ERISA	9.01(a)
Excluded Assets	2.04(b)
Excluded Liabilities	2.06
Federal Authorities	3.03
Federal Aviation Regulations	3.10(c)
Governmental Entity	3.03
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Loss	11.02(a)
Major Customers	3.23
Managed Aircraft Agreements	2.07(b)
MEL Deficiencies	7.05
New Jetride	Preamble
New Jetride Assumed Liabilities	2.04
Operating Certificate	2.03
Other Consents	3.05(b)
Other Exceptions	7.05
Parent	Preamble

TERM	SECTION
Parent SEC Documents	3.06(a)
Per Aircraft Deducible	7.05
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Pre-Purchase Inspections	7.05
Protected Territory	15.01(c)
Protest Notice	2.06(c)
Purchased Stock	2.04
Real Property	3.08(a)
Required Consent	3.05(a)
Restricted Parties	15.01(a)
Restricted Period	15.01(a)
Seller	Preamble
Seller Aircraft	3.10(a)
Seller Managed Aircraft	3.10(a)
Seller Owned Aircraft	3.10(a)
Seller Financial Statements	3.06(c)
Significant Deficiencies	7.05
SOX Act	3.06(a)
Stock Purchase Price	2.08(a)
Tax	8.01
Tax Return	8.01
Threshold	11.02(a)(ii)
Total Purchase Price	2.08(a)
Transferred Employee	9.02(a)
ARTICLE II
ORGANIZATION OF NEW JETRIDE; PURCHASE AND SALE OF AIRCRAFT RELATED
ASSETS BY BUYER; LEASE BACK OF SELLER OWNED AIRCRAFT TO NEW JETRIDE;
PURCHASE AND SALE OF CAPITAL STOCK OF NEW JETRIDE
     2.01. Organization and Capitalization of New Jetride. Prior to the purchase of the Aircraft Related Assets by Buyer at the Closing, Seller shall cause New Jetride to be organized as a wholly owned subsidiary and a business corporation under the laws of the State of Delaware as contemplated herein, and shall contribute to New Jetride, in exchange for the issuance to Seller of all of the capital stock of New Jetride, those assets of Seller, other than the Aircraft Related Assets, more particularly described in Section 2.04, below.
     2.02. Purchase and Sale of Aircraft Related Assets. (a) Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at

Closing, free and clear of all Encumbrances other than Permitted Encumbrances, the Aircraft Related Assets.
     2.03. Lease of Seller Owned Aircraft to New Jetride. Immediately following the purchase by Buyer of the Aircraft Related Assets, and prior to the consummation of the purchase by Buyer from Seller of the Purchased Stock (as hereinafter defined), Buyer (or its designated subsidiary entity or entities that take delivery of title to the Seller Owned Aircraft) shall enter into an aircraft lease (each, an “Aircraft Lease”) with New Jetride covering the lease, operation and management of each of the Seller Owned Aircraft by New Jetride, in substantially the form set forth as Exhibit K, and pursuant to which New Jetride shall assume all operating responsibilities and duties with respect to the Aircraft Related Assets, including those responsibilities and duties required to be performed or observed under the Part 135 Operating Certificate previously issued to Seller by the FAA with respect to Seller’s Business (the “Operating Certificate”).
     2.04. Purchase and Sale of New Jetride Stock. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the issued and outstanding capital stock of New Jetride (the “Purchased Stock”), the assets of which entity, as more particularly described below, and the liabilities set forth and described in Schedule 2.05 (“New Jetride Assumed Liablities”), shall be contributed immediately prior to the Closing to New Jetride by Seller as evidenced by the delivery by Seller to New Jetride of the instruments hereinafter indicated. The assets of New Jetride at the Closing shall consist solely of the following (the “Contributed Assets”) and the liabilities of New Jetride at the Closing shall consist solely of the New Jetride Assumed Liabilities:
     (a) certain of those assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in, related to or resulting from the Business by Seller, as more particularly described on Schedule 2.01, including all such assets shown on the Balance Sheet other than the Aircraft Related Assets and not disposed of in the Ordinary Course of Business, all such assets thereafter acquired by Seller and all other assets of Seller identified thereon, as the same shall exist on the Closing Date and including, without limitation, all right, title and interest of Seller in, to and under:
     (i) all Real Property listed on Schedule 3.08(a), together with all buildings, fixtures, and improvements erected thereon;
     (ii) all personal property and interests therein, whether or not located on the Real Property and whether or not owned or leased, machinery, equipment, furniture, vehicles, storage tanks, fuel and other tangible property used primarily in connection with, related to or resulting from the Business, including without limitation the items listed on Schedule 3.08(b), but specifically excluding aircraft spare and replacement parts held in inventory and the other Excluded Assets;

     (iii) all rights under all contracts, agreements, leases, licenses, commitments, reservations, bookings, sales and purchase orders and other instruments, whether written or oral, including without limitation the items listed on Schedule 3.13 (collectively, the “Contracts”);
     (iv) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to New Jetride’s assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties (including such material warranties listed on Schedule 2.01(a)(v) other than those relating to the Aircraft Related Assets);
     (v) the Intellectual Property and other intangible property (including the “Jetride” name and any derivative thereof and the right to use such name in the corporate title of Buyer or its Affiliate) and any applications for the same set forth on Schedule 3.17(a);
     (vi) all transferable licenses, permits or other governmental authorization of any Federal Authority or other Governmental Entity affecting, or relating in any way to, the Business, including without limitation the Operating Certificate and the other items listed on Schedule 3.14;
     (vii) an amount in cash equal to the portion of prepaid flight programs that are attributable to the post-Closing period, such amount to be pro-rated based upon the number of prepaid hours flown prior to the Closing pursuant to such program(s) versus the number of prepaid hours to be flown after the Closing pursuant to such program(s);
     (viii) all books, records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, employee handbooks, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Taxes imposed on the Contributed Assets, if any; and
     (ix) all goodwill associated with the Business.
The assets described above in clauses (i)-(ix), inclusive, shall be conveyed by Seller to New Jetride by means of, as appropriate, (I) Assignment and Assumption Agreement substantially in the form of Exhibit B, (II) Bill of Sale and Assignment of Contracts substantially in the form of Exhibit C, (III) Assignment of Trademarks substantially in the form of Exhibit D, and (IV) sublease agreements with respect to the real properties and interests in real properties substantially in the forms of the Rickenbacker and Other Facilities Sublease Agreement set forth as Exhibit G-1, the Dallas Sublease Agreement set forth as Exhibit G-2 and the Birmingham Sublease Agreement set forth as Exhibit G-3, and if required, (V) by means of such other instruments or agreements as may be agreed upon between Seller and Buyer.

     (b) Anything contained in this Agreement or elsewhere to the contrary notwithstanding, the assets of New Jetride will not include any of the following assets, all of which shall be retained by Seller and/or Parent and none of which shall be contributed to New Jetride (collectively, the “Excluded Assets”):
     (i) the rights of Seller and Parent under this Agreement;
     (ii) Seller’s cash and cash equivalents, accounts receivable, Taxes receivable, deferred Taxes, deposits, prepaid expenses and any other item that would be characterized as a current asset of Seller or the Business under GAAP;
     (iii) aircraft spare and replacement parts held in inventory by Seller or Parent; and
     (iv) the assets set forth on Schedule 2.01(b) that are owned by Parent or any other Affiliate of Parent but used in whole or part by Seller.
     2.05. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, New Jetride shall have no liabilities at Closing except for the New Jetride Assumed Liabilities set forth on Schedule 2.05.
     2.06. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming the responsibility for only the New Jetride Assumed Liabilities and is not assuming any other liability or obligation of Seller or the Business of whatever nature whether presently in existence or arising hereafter, and Seller shall not contribute to New Jetride nor shall New Jetride assume as part of the initial capitalization of New Jetride any such other liability or obligation of Seller or the Business. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being contributed or assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in this Section 2.06 and without limiting the generality of the foregoing, none of the following shall be New Jetride Assumed Liabilities for the purposes of this Agreement:
     (a) Seller’s accounts payable, obligations owed to Parent or any other Affiliate of Parent reflected in Seller’s intercompany accounts payable, pre-Closing salaries and related liabilities, deferred revenue, accrued expenses, Taxes payable, deferred Taxes and notes payable, including the current portion of any long-term Debt of Seller, and any other item that would be characterized as a current liability of Seller or the Business under GAAP;
     (b) any obligation or liability for Tax arising from or with respect to the Contributed Assets which is incurred in or attributable to the Pre-Closing Tax Period;

     (c) any liabilities or obligations relating to employee or agent claims, benefits, compensation, severance or termination payments or other compensation arrangements with respect to all periods of time up to and including the Closing Date, including, without limitation, claims disclosed on Schedule 3.12 and Schedule 3.16, accrued vacation, accounts payable overages and accrued commissions of Seller’s or New Jetride’s employees with respect to such periods;
     (d) any expense incurred by Seller or Parent in connection with the transactions contemplated by this Agreement, other than any New Jetride Assumed Liabilities set forth on Schedule 2.05, which shall be the responsibility of New Jetride and Buyer after Closing;
     (e) any liability, obligation or Environmental Liability arising from any event, condition, circumstance, activity, practice, incident, action, plan or Environmental Law which results in a claim of liability, based on or related to any Hazardous Substance, contamination or pollution on the Real Property existing on or prior to the Closing Date; and
     (f) any liability or prepayment premium or penalty or other expense associated with Seller or Parent’s prepayment, retirement or satisfaction of any Debt relating to or secured by Seller Owned Aircraft.
     2.07. Assignment of Contracts and Rights. (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller, Parent and Buyer will use their commercially reasonable efforts to obtain the consent of the other parties to any such claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer or New Jetride as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer or New Jetride would not in fact receive all such rights, at Buyer’s option, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer or New Jetride would obtain the benefits and assume the obligations under any such claims, contracts, licenses, leases, commitments, sales orders or purchase orders, including subcontracting, sub-licensing, or subleasing to Buyer or New Jetride, or which Seller would enforce for the benefit of Buyer and New Jetride, with Buyer or New Jetride assuming Seller’s obligations, any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Seller will promptly pay to Buyer or New Jetride when received all monies received by Seller under any such claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder.

     (b) Notwithstanding the provisions of Section 2.04(a), neither Seller nor Parent makes any representation or warranty with respect to the assignability of the agreements (including an oral agreement) with the owners of the Seller Managed Aircraft (the “Managed Aircraft Agreements”) set forth on Schedule 3.10(b). Buyer acknowledges and agrees that Buyer will not have any recourse against Seller or Parent, and correspondingly will not incur any Losses, in the event that one or more of the Managed Aircraft Agreements are not assigned to Buyer or New Jetride, or one or more of such Managed Aircraft Agreements are terminated in accordance with the terms thereof following any such assignment. Neither Seller nor Parent has any Knowledge as of the date of this Agreement that the owner of any Seller Managed Aircraft intends to refuse to consent to the assignment of the applicable Managed Aircraft Agreement to Buyer or New Jetride, as the case may be.
     2.08. Purchase Price; Allocation of Purchase Price. (a) The aggregate purchase price for the Aircraft Related Assets is Forty Million Dollars ($40,000,000) (the “Aircraft Purchase Price”), and the aggregate purchase price for the Purchased Stock is One Million Dollars ($1,000,000) (the “Stock Purchase Price”; and together with the Aircraft Purchase Price, the “Total Purchase Price”). The Total Purchase Price shall be paid as provided in Section 2.09.
     (b) Prior to the Closing Date, Buyer and Seller shall agree on a statement (the “Allocation Statement”) setting forth (i) the value of the various Aircraft Related Assets, which shall be used for the allocation of the Aircraft Purchase Price and (ii) the value of the various Contributed Assets, which shall be used for the allocation of the sum of the Stock Purchase Price and the New Jetride Assumed Liabilities amongst the assets.
     (c) The Seller, Parent and Buyer agree to report an allocation of the Aircraft Purchase Price among the Aircraft Related Assets in a manner entirely consistent with the Allocation Statement and the sum of the Stock Purchase Price plus the New Jetride Assumed Liabilities among the Contributed Assets, and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns for the taxable year that includes the date of the Closing.
     (d) Not later than ten (10) days prior to the filing of their respective Forms 8594 relating to the sale transactions contemplated hereby, each party hereto shall deliver to the other parties a copy of its Form 8594.
     2.09. Closing. The closing (the “Closing”) of the purchase and sale of the Aircraft Related Assets and the Purchased Stock shall take place at the Buyer’s offices in Las Vegas, Nevada or at such other location as the parties shall mutually agree as soon as possible and upon the first to occur of the following: (i) ten (10) business days after satisfaction of the conditions set forth in Article X; or (ii) at such other time or place as Buyer and Parent may agree. The transfer of possession of the Aircraft Related Assets and Purchased Stock shall occur at Closing; provided, that Buyer may take possession, and Seller shall cause delivery, of the Seller Owned Aircraft, at such location or locations as Buyer and Parent shall mutually agree, subject in each case to the sharing of expenses more particularly described in Section 14.03 hereof. Buyer and Parent agree to determine the delivery locations and timing of delivery of the Seller Owned

Aircraft in a manner that seeks to maximize the charter revenues of the Business. The parties agree that revenues from charter flights on Seller Aircraft that are initiated prior to the Closing and are completed after the Closing shall be allocated between Buyer and Seller in an equitable manner, and Buyer and Parent agree to negotiate in good faith for the appropriate amount of such revenues to be paid by Buyer to Seller upon Buyer’s receipt of such revenues from the applicable customer. Any deliveries contemplated to be made at the Closing may be made by or through the Closing Escrow Agent, as deemed appropriate by the party or parties making such deliveries, and as contemplated by the Closing Escrow Agreement, and any such deliveries shall be deemed to occur only when duly authorized in the manner provided in the Closing Escrow Agreement by the party or parties making such deliveries.
     (a) At the Closing, Buyer shall deliver to Seller:
     (i) (A) the Aircraft Purchase Price in immediately available funds by wire transfer to an account of Seller or Parent, the account number of which Seller or Parent shall provide by notice to Buyer no later than two (2) business days prior to the Closing Date, less, (B) the Indemnification Escrow Amount;
     (ii) Following delivery of the amount specified in clause (i) above and execution of an Aircraft Lease with respect to each of the Seller Owned Aircraft, the Stock Purchase Price in immediately available funds by wire transfer to an account of Seller or Parent, the account number of which Seller or Parent shall provide by notice to Buyer no later than two (2) business days prior to the Closing Date;
     (iii) With respect to the Seller Owned Aircraft, Aircraft Registration Applications (AC Forms 8050-1), duly executed by Buyer, for filing by the Closing Escrow Agent with the applicable Federal Authority;
     (iv) the Transition Services Agreement, duly executed by Buyer, in the form attached hereto as Exhibit A;
     (v) With respect to the Aircraft Related Assets other than the Seller Owned Aircraft, if appropriate, an Assignment and Assumption Agreement, duly executed by Buyer, substantially in the form attached hereto as Exhibit B;
     (vi) With respect to the Aircraft Related Assets other than the Seller Owned Aircraft, if appropriate, a Bill of Sale and Assignment of Contracts, duly acknowledged by Buyer, substantially in the form attached hereto as Exhibit C;
     (vii) the Indemnification Escrow Agreement, duly executed by Buyer, in the form attached hereto as Exhibit E;
     (viii) the Closing Escrow Agreement, duly executed by Buyer, substantially in the form attached hereto as Exhibit H; and

     (ix) such other documents, instruments and certificates as Seller or its counsel may reasonably request.
     (b) At the Closing, Seller and, as applicable, Parent shall deliver to Buyer the following documents and instruments, each in form and substance reasonably satisfactory to Buyer and its counsel and each dated the Closing Date:
     (i) the Transition Services Agreement, duly executed by Seller and Parent, in the form attached hereto as Exhibit A;
     (ii) With respect to the Aircraft Related Assets other than the Seller Owned Aircraft, if appropriate, an Assignment and Assumption Agreement, duly executed by Seller, substantially in the form attached hereto as Exhibit B;
     (iii) With respect to the Aircraft Related Assets other than the Seller Owned Aircraft, if appropriate, a Bill of Sale and Assignment of Contracts, duly executed by Buyer, substantially in the form attached hereto as Exhibit C;
     (iv) certificate(s) representing 100% of the issued and outstanding capital stock of New Jetride, duly endorsed and ready for transfer on the books of New Jetride, together with the written resignations of all officers and directors of New Jetride to be effective no later than the Closing;
     (v) the Indemnification Escrow Agreement, duly executed by Seller and Parent, in the form attached hereto as Exhibit E;
     (vi) an affidavit, substantially in the form attached hereto as Exhibit F, stating, under penalties of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person;
     (vii) the Closing Escrow Agreement, duly executed by Seller and Parent, substantially in the form attached hereto as Exhibit H;
     (viii) an FAA Aircraft Bill of Sale (AC Form 8050-2) for each of the Seller Owned Aircraft duly executed by Seller, substantially in the form attached hereto as Exhibit I, and such other documents or instruments as are reasonably necessary to transfer title to the Seller Owned Aircraft included in the Aircraft Related Assets and to clear the FAA records of any Encumbrances in title;
     (ix) a clearance certificate or similar document(s), which may be required by any state or local taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Total Purchase Price;
     (x) U.C.C. termination statements for any U.C.C. filings with respect to the Aircraft Related Assets and the Contributed Assets;

     (xi) service records, warranty information, logs, log books, catalogs, customer lists, and all other available documentation, records, reports, schedules used in the Business or regarding the Aircraft Related Assets and the Contributed Assets, including but not limited to the Seller Owned Aircraft and, as applicable, Seller Managed Aircraft;
     (xii) Seller and Parent’s legal counsel opinion dated the Closing Date and addressed to Buyer, to the effect set forth in Exhibit J; and
     (xiii) such other documents, instruments and certificates as Buyer or its counsel may reasonably request.
     (c) At the Closing, Buyer shall deliver the Indemnification Escrow Amount to the Indemnification Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
     Seller and Parent hereby, jointly and severally, represent and warrant to Buyer that:
     3.01. Corporate Existence and Power. (a) Seller is a corporation duly incorporated, validly existing and in good standing under the law of the State of Ohio. Seller is qualified to do business and in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of the Business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the articles of incorporation and code of regulations of Seller, each as amended to date. Seller has all requisite corporate power and authority to own and operate its properties and assets and to carry on the Business as presently conducted.
     (b) Seller does not have and will not have as of the Closing Date any subsidiaries, except that as of the Closing Date, Seller will have one wholly owned subsidiary, New Jetride. As of the Closing Date, New Jetride (i) will be a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware, (ii) will be qualified to do business and in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business as represented by the Contributed Assets and New Jetride Assumed Liabilities require such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect, and (iii) will have only those assets and liabilities constituting, respectively, the Contributed Assets and the New Jetride Assumed Liabilities. Seller has made or will make available to Buyer not later than two (2) business days prior to the Closing Date, complete and correct copies of the certificate of incorporation and bylaws of New Jetride, each as then in effect and to be in effect on the Closing Date. As of the Closing Date, New Jetride

will have all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as then conducted.
     (c) Parent is a corporation duly incorporated, validly existing and in good standing under the law of the State of Ohio. Parent is qualified to do business and in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect. Parent has made available to Buyer complete and correct copies of the articles of incorporation and code of regulations of Parent, each as amended to date. Parent has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.
     (d) Parent is the sole shareholder of Seller, and as of the Closing Date Seller will be the sole stockholder of New Jetride.
     3.02. Corporate Authorization. (a) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity.
     (b) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity.
     (c) The Board of Directors of Parent has, at a meeting duly called and held, (i) unanimously approved this Agreement, the sale of the Aircraft Related Assets and the Purchased Stock and the other transactions contemplated hereby, and (ii) determined that this Agreement and the transactions contemplated herby are fair to and in the best interests of Parent’s shareholders and declared the approval of this Agreement and the transactions contemplated hereby advisable.
     3.03. Governmental Authorization. Other than any filings and/or notices (i) required under the Exchange Act and state securities or “blue sky” laws and (ii) with, from or to the FAA, the United States Department of Transportation, the Federal Communications Commission, the Cape Town Treaty, The Cape Town Treaty Implementation Act of 2004, the Department of

Homeland Security, the Transportation Security Administration, the Air Transportation Stabilization Board, or the Food and Drug Administration (collectively, the “Federal Authorities”), no notices or other filings are required to be made by Seller or Parent with, nor, except for the recognition by the FAA of the effectiveness and validity of the Operating Certificate to be utilized by New Jetride as contemplated by this Agreement, are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or Parent from, any U.S. or foreign governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by Seller or Parent and the consummation by Seller and Parent of the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement.
     3.04. Non-Contravention. Except as set forth on Schedule 3.04, the execution, delivery and performance of this Agreement by Seller and Parent do not and will not constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or code of regulations of Seller or Parent or, as of the Closing Date, the certificate of incorporation or bylaws of New Jetride; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, Parent or the Business, or, as of the Closing Date, binding upon or applicable to New Jetride; (iii) assuming the obtaining of all Required and Other Consents, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Seller or New Jetride or to a loss of any material benefit relating to the Business to which Seller (and, as of the Closing Date, New Jetride) is entitled under any provision of any Contracts binding upon Seller or New Jetride or any material license, franchise, permit or other similar authorization held by Seller or New Jetride or (iv) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, on any Aircraft Related Asset or Contributed Asset.
     3.05. Required and Other Consents. (a) Schedule 3.05(a) sets forth each Contract binding upon Seller or relating to the Business or any license, franchise, permit or other similar authorization held by Seller, requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby that if not received by the Closing Date could have a Material Adverse Effect (each such consent, a “Required Consent” and together the “Required Consents”).
     (b) Schedule 3.05(b) sets forth every other consent (each such consent, an “Other Consent” and together the “Other Consents”) under such Contracts or such licenses, franchises, permits or other similar authorizations by Federal Authorities or Governmental Entities that is necessary with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     (c) Notwithstanding the foregoing, the parties acknowledge and agree that consents to assignment of the Managed Aircraft Agreements shall not constitute either a Required Consent or an Other Consent for purposes of this Agreement.
     3.06. Financial Statements. (a) Parent has made available to Buyer each registration statement, report, proxy statement or information statement prepared by it since the Balance Sheet Date and filed with the SEC, including Parent’s Annual Report on Form 10-K for the year ended December 31, 2005, in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Parent has filed or furnished all forms, statements, schedules, reports, registration statements and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Balance Sheet Date (such forms, statements, schedules, reports and documents filed or furnished with the SEC since the Balance Sheet Date and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Parent SEC Documents”). Each of the Parent SEC Documents, at the time of its filing, complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Parent SEC Documents included and will include all certificates or reports required to be included therein pursuant to Sections 302 and 906 or Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”). Parent is in compliance in all material respects with all of the applicable provisions of the SOX Act.
     (b) Since the Balance Sheet Date, neither Parent nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls relating to periods after the Balance Sheet Date, including any material complaint, allegation, assertion or claim that Parent any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis).
     (c) Seller has provided Buyer with (i) an unaudited balance sheet and the related unaudited statements of operations and cash flows for the Business for the year ended December 31, 2004, and the Balance Sheet and the related unaudited statement of operations and cash flows for the Business for the year ended December 31, 2005 and (ii) an unaudited balance sheet and related unaudited statements of operations and cash flows for the Business for the three month periods ended March 31, 2005 and 2006, respectively, (collectively, the “Seller Financial Statements”). The Seller Financial Statements are attached hereto as Schedule 3.06(c). The Seller

Financial Statements have been prepared in accordance with GAAP, and, except to the extent expressly stated otherwise in Schedule 3.06(c), fairly present, in all material respects, the financial position of the Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim Seller Financial Statements).
     3.07. Absence of Certain Changes. Since the Balance Sheet Date, other than as set forth on Schedule 3.07 and other than in connection with the organization of New Jetride as contemplated by this Agreement, Seller has conducted the Business in the Ordinary Course of Business, and there has not been:
     (a) any event, occurrence, development or state of circumstances or facts which has constituted, or which could reasonably be expected to result in, a Material Adverse Change;
     (b) any incurrence, assumption or guarantee by Seller or Parent of any indebtedness for borrowed money with respect to the Business other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices;
     (c) any creation or assumption by Seller or Parent of any Encumbrance on any material Aircraft Related Asset or Contributed Asset other than in the Ordinary Course of Business consistent with past practices and which in any event will be removed by the Closing Date;
     (d) any damage, destruction or other casualty loss (whether or not covered by insurance) materially adversely affecting the Business or any material amount of Aircraft Related Assets or Contributed Assets;
     (e) any transaction or commitment made, or any Contract entered into, by Seller or Parent relating to the Business, any Aircraft Related Asset or Contributed Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement;
     (f) any change in any method of accounting, accounting practice or independent public registered accounting firm by Seller or Parent with respect to the Business;
     (g) any (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to employees of the Business;
     (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
     (i) any Capital Expenditure, or commitment for a Capital Expenditure.
     3.08. Properties. (a) Schedule 3.08(a) correctly describes all real property used in the Business included in the Contributed Assets (the “Real Property”), which Seller owns, leases or subleases, any title insurance policies and surveys with respect thereto, and any Encumbrances thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.
     (b) Schedule 3.08(b) correctly describes all material personal property, other than the Seller Aircraft, used in the Business and included in the Aircraft Related Assets and the Contributed Assets, which Seller owns, leases or subleases, and any Encumbrances thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.
     (c) (i) Seller has good and marketable, indefeasible, fee simple title to, or in the case of leases of Real Property has valid leasehold interests in, all Aircraft Related Assets and Contributed Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date.
     (ii) The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted.
     (iii) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default or any event which with notice or lapse of time or both would constitute a material default.
     (iv) The plants, buildings, structures, improvements and equipment included in the Aircraft Related Assets and the Contributed Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are, to Seller’s and Parent’s Knowledge, structurally sound.

     (v) The plants, buildings, structures and improvements included in the Contributed Assets currently have access to (1) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (2) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.
     (vi) To Seller’s and Parent’s Knowledge, none of the buildings, structures or improvements on the Real Property encroaches upon real property of another person, and no building, structure or improvement of any other person substantially encroaches upon any Real Property.
     (d) No Aircraft Related Asset or Contributed Asset is subject to any Encumbrance, except for Permitted Encumbrances.
     (e) No violation of any material law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to the Business, any Aircraft Related Asset or any Contributed Asset currently exists or has existed at any time since the Balance Sheet Date. There are no developments affecting any of the Aircraft Related Assets or Contributed Assets pending or, to Seller’s or Parent’s Knowledge threatened, which might materially detract from the value of such Aircraft Related Assets or Contributed Assets, materially interfere with any present or intended use of any such Aircraft Related Assets or Contributed Assets or materially adversely affect the marketability of such Aircraft Related Assets or Contributed Assets.
     3.09. Sufficiency of and Title to Assets. (a) Except for the Excluded Assets and the Seller Managed Aircraft, the Aircraft Related Assets and the Contributed Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business, and except for the Excluded Assets, such Aircraft Related Assets and Contributed Assets are sufficient to operate the Business as currently conducted by Seller.
     (b) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to the Aircraft Related Assets and the Purchased Stock, and New Jetride will have acquired good and marketable title in and to, or a valid leasehold interest in, the Contributed Assets, all of which shall be free and clear of all Encumbrances, other than Permitted Encumbrances.
     3.10. Aircraft. (a) Schedule 3.10(a) sets forth a true and complete list of all aircraft owned by Seller as of the date hereof (the “Seller Owned Aircraft”), including a description of the type and aircraft number of each such Seller Owned Aircraft, and the location where such Seller Owned Aircraft is regularly hangered, domiciled and/or originates from.
     (b) Schedule 3.10(b) sets forth a true and complete list of all aircraft leased or managed by Seller, pursuant to the Managed Aircraft Agreements, as of the date hereof (the

“Seller Managed Aircraft” and, together with the Seller Owned Aircraft, the “Seller Aircraft”), including a description of the type and aircraft number of each such Seller Managed Aircraft.
     (c) All Seller Aircraft owned, leased or managed by Seller are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of Parent and its subsidiaries. Parent and Seller have implemented maintenance schedules with respect to the Seller Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable airworthiness directives or Title 14 of the Code of Federal Regulations (the “Federal Aviation Regulations”) required to be complied with in accordance with the FAA-approved maintenance program of Parent and its subsidiaries, and Parent and Seller are in compliance with such maintenance schedules in all material respects, and currently neither Seller nor Parent has any Knowledge that they will not be able to satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules.
     (d) Schedule 3.10(d) sets forth a true and complete list, as of the date hereof, of all Contracts (other than Managed Aircraft Agreements) pursuant to which Seller may purchase or lease aircraft, including, if applicable, the manufacturer and model of the aircraft subject to any such Contract. Seller has delivered or made available to Buyer true and complete copies of any Contracts listed on Schedule 3.10(d).
     (e) Each Seller Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Seller Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.
     (f) Each Seller Aircraft’s structure, systems and components are functioning in accordance with manufacturer published limits and tolerances, including any applicable manuals, technical standard orders or parts manufacturing approval certificates.
     (g) All deferred maintenance items and temporary repairs with respect to each such Seller Aircraft have been or will be made materially in accordance with FAA, manufacturer’s and Parent’s maintenance programs.
     (h) Each Seller Aircraft is properly registered on the FAA aircraft registry and, if applicable, pursuant to The Cape Town Treaty Implementation Act of 2004.
     (i) Neither Parent nor Seller is a party to any interchange or pooling agreements with respect to the Seller Aircraft.
     (j) No Seller Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than Seller, to operate such Seller Aircraft in air transportation or otherwise.
     3.11. No Undisclosed Material Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than as set forth on Schedule 3.11, and liabilities:
     (i) disclosed or provided for in the Balance Sheet; and
     (ii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, which in the aggregate are not material to the Business, taken as a whole.
     3.12. Litigation. Except as set forth on Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to Seller’s or Parent’s Knowledge threatened against or affecting, the Business, any Aircraft Related Asset or any Contributed Asset before any court or arbitrator or any governmental body, agency or official which (a) relates to an employee of the Business, (b) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in a liability of Seller or Parent in excess of $50,000 or (c) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.
     3.13. Material Contracts. (a) Except for the Excluded Liabilities, the Contracts disclosed in Schedule 3.13 or any other Schedule to this Agreement, with respect to the Business neither Seller nor Parent is a party to or subject to:
     (i) any lease;
     (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of $25,000 or more;
     (iii) any partnership, joint venture or other similar contract arrangement or agreement;
     (iv) any contract relating to Debt in excess of $50,000;
     (v) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;
     (vi) any agency, dealer, sales representative or other similar agreement;
     (vii) any contract or other document that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Buyer after the Closing Date; or
     (viii) any other contract or commitment not made in the Ordinary Course of Business which is material to the Business taken as a whole.

     (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is a valid and binding agreement of Seller and is in full force and effect; and neither Seller nor, to Seller’s and Parent’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract.
     3.14. Licenses and Permits. Except as set forth on Schedule 3.14, Seller has obtained all material licenses, registrations, permits, approvals and other governmental authorizations and non-governmental permits and licenses required to conduct the Business as presently conducted. Such authorizations are in full force and effect and neither Parent nor Seller has received notice of proceedings relating to the revocation, suspension or modification of any such license, registration, permit, approval or other governmental authorization and non-governmental permits and licenses.
     3.15. Insurance Coverage. Parent and Seller have maintained, and will continue to maintain until the Closing Date, the insurance policies set forth in Schedule 3.15, which are all of the material insurance policies pertaining to the Business, the Aircraft Related Assets and the Contributed Assets, whether owned or leased, against loss or damage by fire or other casualty. Except as set forth on Schedule 3.15, all such insurance policies (i) are in full force on the date of this Agreement and are either self-insured or carried with insurers that are financially sound and reputable and licensed in the states affected by such policies; and (ii) taken together, provide adequate insurance coverage for the Business, the Aircraft Related Assets and the Contributed Assets for all risks normally insured against by a Person carrying on the same or similar businesses.
     3.16. Compliance with Laws. Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 3.16, Parent and Seller have complied in all material respects with all applicable material laws, regulations and ordinances of Governmental Entities which are applicable to the Business, the Aircraft Related Assets and the Contributed Assets and to which Seller may be subject, and neither Seller nor Parent is nor will Seller, Parent or New Jetride, as of the Closing Date, be in default or violation of (a) its respective articles of incorporation or code of regulations (or similar documents), (b) any law, ordinance, rule, regulation, order, judgment, decree, arbitration award, license or permit of any Governmental Entity applicable to the Seller or New Jetride or by which its respective properties are or will be bound, (c) any applicable operating certificates, common carrier obligations, airworthiness directives, Federal Aviation Regulations or any other rules, regulations, directives or policies of the Federal Authorities or any other Governmental Entity or (d) any Contract relating to the Business to which Seller or Parent is or Jetride will be as of the Closing Date a party or by which Seller or Jetride or their properties are and will be bound or affected, other than, in each case, for any defaults or violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, or which would prevent or materially delay the transactions contemplated by this Agreement.
     3.17. Intellectual Property. (a) All material patents, patent applications, trademark and copyright registrations and applications for registration, and Internet domain name registrations claimed to be owned, licensed or otherwise used by Seller for use in the Business are set forth on Schedule 3.17(a) and are owned exclusively by Seller or Parent and as of the Closing Date will be owned exclusively by New Jetride, are subsisting and, to Seller’s and Parent’s Knowledge, are valid and enforceable.
     (b) Except as set forth on Schedule 3.17(b), Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the Business as currently conducted.
     (c) Except as set forth on Schedule 3.17(c), the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person and, in the three (3) year period immediately preceding the date of this Agreement, there has been no such claim, action or proceeding asserted, or to Seller’s or Parent’s Knowledge threatened against Seller, Parent or any indemnitee thereof. There is no claim, action or proceeding asserted, or to Seller’s or Parent’s Knowledge threatened, against Seller, Parent or any indemnitees thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by Seller or used or alleged to be used in the Business.
     (d) Except as set forth on Schedule 3.17(d), to Seller’s Knowledge, no third Person has, in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated the Intellectual Property rights of Seller.
     3.18. Employees. Schedule 3.18 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all salaried employees of the Business and (b) the wage rates for non-salaried employees of the Business (by classification). None of such employees and no other key employee of the Business has indicated to Seller or Parent that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, and neither Seller nor Parent has any Knowledge of such intention by any such employee.
     3.19. Labor Matters. (a) Seller has no collective bargaining agreements or other labor union contract applicable to any employee of Seller or the Business.
     (b) Except as set forth on Schedule 3.19, no labor union, labor organization or group of employees of Seller or the Business has made a demand for recognition or certification within the immediate three (3) year period from the date hereof, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. Except as set forth on Schedule 3.19, to Seller’s and Parent’s Knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of Seller or the Business.

     (c) There is no labor dispute, strike, slowdown, work stoppage or lockout, or to Seller’s or Parent’s Knowledge, threat thereof by or with respect to any group of employees of Seller or the Business.
     (d) Neither Seller nor Parent is in receipt of written notice of any material statutory disputes or unfair labor practice charges with respect to Seller or the Business.
     (e) There are no controversies pending or, to the Seller’s or Parent’s Knowledge, threatened, between Seller or Parent and any of the employees of the Business, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect.
     (f) Seller and Parent have complied in all material respects with all laws applicable to employees of the Business, including but not limited to those relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure and other employee protections such as those provided under the Federal Worker Adjustment Retraining and Notification Act, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, immigration, and the classification of employees and independent contractors.
     3.20. Finders’ Fees. Except for Brown Gibbons Lang & Company, whose fees and commissions will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Parent who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.
     3.21. Environmental Compliance. Except as set forth on Schedule 3.21, (a) Seller has complied at all times with all applicable Environmental Laws except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) no property currently owned, leased or operated by Seller or the Business (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that is or could reasonably be expected to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, except for any Environmental Liability that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) to Seller’s or Parent’s Knowledge, no property formerly owned, leased or operated by Seller or the Business was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation; (d) neither Seller nor, to Seller’s or Parent’s Knowledge, any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past five (5) years neither Seller nor Parent has received any notice, demand, letter, claim or request for information alleging that Seller or the Business may be in violation of or subject to liability under any Environmental Law; (f) neither Seller nor the Business is subject to any order, decree, injunction, directive or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental matter; and (g) there are no other circumstances or conditions involving Seller or the Business that could reasonably be expected to result in any Environmental Liability except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.22. Parent Information. None of the information to be supplied by Parent or Seller for inclusion or incorporation by reference in any document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     3.23. Customers. Schedule 3.23 sets forth a list of the top ten (10) customers of the Business based upon the revenue for the year ended December 31, 2005 (the “Major Customers”), as well as a list of all other customers of the Business during the calendar year ended December 31, 2005. Except as set forth on Schedule 3.23, to Seller’s or Parent’s Knowledge, none of the Major Customers has indicated that it intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price, use or otherwise) with respect to utilizing services of the Business.
     3.24. Accounts Receivable. Set forth on Schedule 3.24 is a list of all accounts receivable of Seller as of March 31, 2006. Such Schedule shall be updated by Seller within fifteen (15) days after the Closing Date to reflect accounts receivable of Seller as of the close of business on the last business day prior to the Closing Date.
     3.25. Full Disclosure in Representations. To the Knowledge of Seller and Parent, neither Seller nor Parent has made any untrue statement of a material fact in the representations and warranties in this Article III or failed to disclose any information in this Article III required to be stated or necessary to make the representations and warranties made in this Article III not misleading in any material respect.
     3.25. Parent Activity. There is no event or activity presently being engaged in, experienced by or affecting Parent, or to Parent’s Knowledge, is there any reasonable basis to expect that any such event or activity will occur or exist prior to or after the Closing Date that would be reasonably expected to interfere with Parent’s ability to perform its obligations under this Agreement. Immediately after consummation of the transactions contemplated by this Agreement, including payment of any Debt required to release Encumbrances with respect to the Aircraft Related Assets and the Contributed Assets, Parent will have adequate capital to meet its obligations associated with its planned future operations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller and Parent that:
     4.01. Organization and Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the law of the State of Delaware and has all limited liability company powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity.
     4.03. Governmental Authorization. Other than any filings with Federal Authorities, or in respect of the Cape Town Treaty or The Cape Town Treaty Implementation Act of 2004 and applicable state filings, no notices or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
     4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the certificate of organization or operating agreement of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer, except for such as would not materially interfere with the ability of Buyer to perform its obligations under this Agreement.
     4.05. Financing. Buyer has or at Closing will have sufficient funds available to purchase the Aircraft Related Assets and the Purchased Stock and to consummate the transactions contemplated hereby.
     4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE V
COVENANTS OF SELLER AND PARENT
     Seller and Parent, jointly and severally, covenant and agree that:
     5.01. Conduct of the Business. From the date hereof until the Closing Date, except as contemplated by this Agreement in connection with the organization of New Jetride, Seller shall, and Parent shall cause Seller to, conduct the Business in the Ordinary Course of Business, use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties and keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 5.01, unless Buyer otherwise agrees in writing, Seller will, and Parent will cause Seller to:
          (a) use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage at least equal to or substantially similar coverage to that provided under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
     (b) use its commercially reasonable efforts to carry on the Business in the same manner as presently conducted and to keep Seller’s business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors and customers and others having business relations with it, promote the smooth transition of the Business to Buyer, encourage employees to continue their employment with Seller or, if applicable, New Jetride until and through the Closing, promptly notify Buyer of any change in any officers or directors of Seller, and cause New Jetride to be duly organized under the laws of the State of Delaware under the name “Jetride, Inc.”, to be qualified to transact business in such jurisdictions where the nature or its business or ownership of its properites require such qualification, to be capitalized with the Contributed Assets and to be subject only to the New Jetride Assumed Liabilities.
     (c) maintain the material assets of Seller in good repair, order and condition consistent with current and planned needs (normal wear and tear excepted), replace in accordance with past practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs, and in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, whether or not Seller is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and

Buyer, and make all capital expenditures consistent with past practices and Seller’s current plans for continuing operations and growth;
     (d) maintain the books, accounts and records of Seller in accordance with past custom and practice as used in the preparation of the Seller Financial Statements;
     (e) comply with all material legal requirements and contractual liabilities applicable to the operations and Business of Seller and pay all applicable Taxes when due and payable;
     (f) cooperate with Buyer, use commercially reasonable efforts and take such actions to cause the conditions to Buyer’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered, cooperating in the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations, and causing New Jetride to be duly organized and capitalized with the Contributed Assets and to be subject only to the New Jetride Assumed Liabilities;
     (g) deliver to Buyer from time to time, as promptly as practicable following the end of each month, an unaudited monthly balance sheet, income statement and statement of cash flow for the immediately preceding month, prepared using the same accounting principles and practices as used in the preparation of the Seller Financial Statements;
     (h) except in the Ordinary Course of Business, not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return of Seller, enter into any settlement agreement, settle any Tax claim or assessment relating to Seller, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of Seller, New Jetride or Buyer;
     (i) except in connection with the organization and capitalization of New Jetride as contemplated herein, not issue, sell or transfer any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into debt or equity securities, or warrants, options or other rights to acquire debt or equity securities of Seller or New Jetride or any profits interests, economic interests or similar rights;
     (j) except as contemplated by this Agreement, not change or authorize any change in its articles of incorporation or code of regulations or the certificate of incorporation or bylaws of New Jetride once such documents have been created;

     (k) not acquire any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of assets or stock or other equity securities or acquire any other material assets;
     (l) not enter into or establish or, except as required by the express terms thereof and except in the Ordinary Course of Business, make or grant or promise any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement, or make any contribution to any employment or labor agreement or any employee pension benefit plan or any employee welfare benefit plan which covers employees of Seller; not make or guarantee any loans to employees; and not make, grant or promise any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any director, officer, employee or sales representative, group of employees or consultant;
     (m) except for entering into Contracts and conducting normal operations in the Ordinary Course of Business, not take any other action (or agree or commit to take any action) that, if taken after the date of the Seller Financial Statements and prior to the date of this Agreement, would require disclosure under Section 3.07 hereof;
     (n) not (i) settle or compromise any claims or litigation, (ii) modify or amend in any respect or terminate or waive any material right or benefit under any Contracts, or (iii) waive, release or assign any rights or claims;
     (o) except in connection with the organization of New Jetride, not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (p) not agree or commit to do any of the foregoing.
Seller will not (x) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.
     5.02. Access to Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice, Seller shall afford to the officers, employees, financial advisors, attorneys, accountants and other representatives of Buyer reasonable access to all of its and the Business’ properties, Aircraft Related Assets and Contributed Assets, books and records, their Contracts or other commitments and their officers, management employees and representatives and, during such period, Seller shall furnish promptly to Buyer, consistent with its obligations under this Agreement and its other legal obligations, all information reasonably requested concerning the Business, the Seller’s properties and personnel, the Aircraft Related Assets, the Contributed Assets and the New Jetride Assumed Liabilities.

     5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;
     (c) any actions, suits, claims, investigations or proceedings commenced or, to Seller’s or Parent’s Knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement; and
     (d) any notice received by Seller or Parent that might reasonably affect the Business or Seller’s or Parent’s ability to perform the transactions contemplated under this Agreement.
     5.04. [Intentionally omitted.].
     5.05. Name Change. Not later than the Closing Date, Seller shall, and Parent shall cause Seller to, amend its articles of incorporation to change the name of Seller to some other name not confusingly similar to “Jetride, Inc.”, and shall sign such consents and take all other reasonable action necessary to permit Buyer to use the name “Jetride” in the operation of the Business on and after the Closing Date.
     5.06. Seller Managed Aircraft. Seller and Parent shall use their commercially reasonable efforts to cause the owners of the Seller Managed Aircraft to consent to the assignment of the Seller Aircraft Agreements to New Jetride as of the Closing Date and the sale of the Purchased Stock; provided, that neither Seller nor Parent shall be obligated pursuant to this Section 5.06 to pay any amount of money to any such owner to obtain such owner’s consent.
ARTICLE VI
COVENANT OF BUYER
     Buyer agrees that:
     6.01. Access. On and after the Closing Date, Buyer will, and will cause New Jetride to, afford promptly to Seller, Parent and their respective agents reasonable access to the properties, books, records, employees and auditors of the Business to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller or Parent shall not unreasonably interfere with the conduct of the business of Buyer or New Jetride. Seller and Parent will hold, and will use their respective commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer, New Jetride and the Business provided to it pursuant to this Section 6.01.
ARTICLE VII
COVENANTS OF ALL PARTIES
          The parties hereto agree that:
     7.01. Cooperation; Further Assurances. (a) Buyer, Seller and Parent shall, and shall respectively cause New Jetride to, cooperate with each of them and each other, and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate the transactions contemplated by this Agreement, as soon as possible, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including any Federal Authority) in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) Seller agrees to cause New Jetride to be organized under Delaware law as a wholly owned subsidiary of Seller and shall cooperate with Buyer to cause the FAA to recognize the effectiveness and validity of the Operating Certificate to be possessed by New Jetride no later than the Closing; (ii) the parties hereto acknowledge that the transactions contemplated by this Agreement may be subject to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, both signed in Cape Town, South Africa on November 16, 2001, (together with the Regulations for the International Registry Procedures and all other rules, amendment, supplements and revisions thereto, collectively, the “Cape Town Treaty”); and (iii) the parties hereto agree to cooperate with each other to register this Agreement as a “Prospective Contract of Sale” (as defined in the Cape Town Treaty) on the International Registry (established pursuant to the Cape Town Treaty).
     (b) Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Aircraft Related Assets and the Purchased Stock, and to vest in New Jetride good and marketable title to the Contributed Assets.

     (c) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns, including but not limited to New Jetride, as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or New Jetride or in the name of Seller, but for the benefit of Buyer and New Jetride (i) to collect for the account of Buyer or New Jetride any items of Aircraft Related Assets and Contributed Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Aircraft Related Assets or the Contributed Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Aircraft Related Assets or the Contributed Assets. Buyer and New Jetride shall be entitled to retain for its own respective account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     7.02. Certain Filings; Approvals and Consents. (a) Buyer, Seller and Parent each agree to use commercially reasonable efforts to take or cause to be taken all appropriate action, and do or cause to be done such things as may be necessary under federal or state securities laws applicable to or necessary for, and will file as promptly as practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other Governmental Entities (including the Federal Authorities) that they deem necessary or appropriate for, the consummation of the transactions contemplated hereby and each party shall give the other information reasonably requested by such other party pertaining to it and its Affiliates to enable such other party to take such actions.
     (b) Buyer, Seller and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer, Seller or Parent or any of their respective Affiliates from any third party or any Governmental Entity (including any Federal Authority) with respect to the transactions contemplated by this Agreement. Seller shall give prompt notice to Buyer of any change that has resulted in or is reasonably likely to result in a change in any representation or warranty in Article III or a Material Adverse Effect, without limiting Buyer’s right to terminate this Agreement pursuant to Article XII, and Buyer shall give Seller prompt notice of any event, fact, circumstance or occurrence that would be reasonably likely to have an adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to comply with its obligations contained in this Agreement.
     7.03. Public Announcements. The initial press release relating to this Agreement and the sale of the Business to Buyer shall be a joint press release, the content of which shall be prepared by Parent in consultation with Buyer, and thereafter Parent shall consult with and obtain approval of Buyer prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; provided, however, that Parent may issue any press release or make any public statement or make any filing it believes in good faith is required by applicable law or the rules and regulations of the SEC or the American Stock Exchange (in which case Parent will use its commercially reasonable efforts to consult with Buyer prior to such press release or making such public statement or filing).
     7.04. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer, Seller, Parent and their respective Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning this Agreement, the business of Buyer, the Business or Seller furnished to Buyer or its Affiliates by Seller or Parent, on the one hand, or furnished to Seller or Parent or their respective Affiliates by Buyer, on the other hand, in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by the receiving party, (b) in the public domain through no fault of the receiving party or (c) later lawfully acquired by the receiving party from sources other than the disclosing party; provided, that any party hereto may disclose such confidential information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. The obligation of each party to hold any such information in confidence shall be satisfied if such party exercise the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party will, and will use its commercially reasonable efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by the receiving party or its Affiliates or on their behalf from the disclosing party in connection with this Agreement that are subject to such confidence.
     7.05. Pre-Purchase Inspections. Prior to the Closing, Buyer shall be entitled to perform a pre-purchase inspection of the Seller Owned Aircraft and all Seller Owned Aircraft-related records, including, but not limited to, all flight and maintenance logs and similar records of the prior operation, maintenance, inspection, overhaul and repair history of each Seller Owned Aircraft, the inspection of the Seller Owned Aircraft to take no longer than twelve (12) hours in duration per Seller Aircraft (two hours of which may consist of a flight test, at the election of Buyer, the incremental cost of which (at an agreed upon rate of $1,000 per flight hour per aircraft) shall be borne by the Buyer, which shall be flown by a qualified Seller pilot and which may include representatives of Buyer, as selected in Buyer’s discretion, as passengers on each Seller Owned Aircraft) at such location or locations and times as are mutually determined by Buyer and Parent (all of such foregoing activities, the “Pre-Purchase Inspections”), with such follow up inspections of reasonable duration in mutually agreeable locations prior to the Closing, as may be appropriate following any inspections, maintenance, overhauls and repair work relating to Airworthiness Exceptions or MEL Deficiencies (as such terms are hereinafter defined) performed pursuant to this Section 7.05. Seller shall make such Seller Owned Aircraft available for Pre-Purchase Inspections on a mutually agreeable schedule beginning no later than five (5) business days after the date of this Agreement. During the course of the Pre-Purchase

Inspections, Buyer will compile and share with Seller promptly following completion of such Pre-Purchase Inspections a list of (a) any repairs determined to be necessary at such time to make such Seller Owned Aircraft airworthy, including, but not limited to, the accomplishment of any applicable airworthiness directives irrespective of the mandated terminating action date, and otherwise in compliance with all applicable Federal Aviation Regulations (“Airworthiness Exceptions”) and (b) any inspections, maintenance, overhauls and repairs to a major system or component on such Seller Owned Aircraft that has been deferred or is deferrable under such Seller Owned Aircraft’s current minimum equipment list (e.g., air conditioning system, lavatory, passenger entertainment system and galley system) beyond normal wear and tear that are necessary to make such major system function in a commercially reasonable manner (collectively, “MEL Deficiencies”). Buyer shall also deliver to Parent at the same time its list of any other exceptions noted in the Pre-Purchase Inspection of such Seller Owned Aircraft apart from items constituting ordinary wear and tear, and not constituting Airworthiness Exceptions or MEL Deficiencies (“Other Exceptions”), together with Buyer’s good faith estimate of the out-of-pocket cost to repair such Other Exceptions. Without limiting the generality of the foregoing, such Other Exceptions shall be limited to only those items that (x) reasonably could be expected to adversely affect the ability to charter such aircraft in the Ordinary Course of Business and (y) exclude repainting of the airframe or parts thereof. Seller shall be solely responsible for the costs of repair of any items constituting Airworthiness Exceptions and MEL Deficiencies determined to exist pursuant to the Pre-Purchase Inspections and occurring thereafter, as disclosed by the pilot logs kept in the Ordinary Course of Business and associated with the Seller Owned Aircraft, up to and including the Closing Date. Seller shall also be solely responsible for the costs of repair of any items constituting Other Exceptions noted in the Pre-Purchase Inspections or in the pilot logs associated with the Seller Owned Aircraft up to and including the Closing Date. Parent and Seller agree to make all required inspections, maintenance, overhauls and repairs in a commercially reasonable manner prior to the Closing or, if it would be impracticable to complete such items of work prior to the Closing, shall compensate Buyer in cash for the reasonable out-of-pocket costs of such inspections, maintenance, overhauls and repairs. Any dispute between Buyer and Parent with respect to the existence of, or the estimated out-of-pocket costs of inspections, maintenance, overhauls and repairs agreed upon, or any Airworthiness Exceptions, MEL Deficiencies or Other Exceptions, shall be settled pursuant to the provisions of Article XIII.
ARTICLE VIII
TAX MATTERS
     8.01. Tax Definitions. The following terms, as used herein, have the following meanings:
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.
     “Tax” means (i) any tax of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).
     “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.
     8.02. Tax Matters. Seller and Parent each hereby represents and warrants to Buyer that, except as set forth on Schedule 8.02:
     (a) (i) Parent and Seller have timely filed (taking into account any extension of time within which to file) all material Tax Returns relating to the Business required to be filed by them in the manner provided by applicable law; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) Parent and Seller have timely paid or have provided adequate reserves in the Balance Sheet for all Taxes with respect to the Pre-Closing Tax Period (whether or not shown on any Tax Return); and (iv) Parent and Seller have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owed to any employee, independent contractor, shareholder, creditor or third party with respect to the Pre-Closing Tax Period.
     (b) No material claim for unpaid Taxes has become a lien or encumbrance of any kind against any Aircraft Related Asset or Contributed Asset or, to Seller’s or Parent’s Knowledge, is being asserted against Seller or Parent, except for liens for Taxes not yet due.
     (c) No audit, examination, investigation or other proceeding in respect of Taxes is, to Seller’s or Parent’s Knowledge, pending, being conducted or threatened by a Tax authority involving Seller or the Business.
     (d) No extension or waiver of the statute of limitations on the assessment of any Taxes with respect to the Business has been granted by Seller or Parent and is currently in effect.
     (e) Neither Seller nor Parent is a party to, is bound by or has any obligation under, or potential liability with regard to, any Tax allocation agreement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

     (f) Neither Seller nor Parent has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (g) Neither Seller nor Parent is a party to any agreement, plan, contract or arrangement with respect to Seller or the Business that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (h) Each subsidiary of Parent that is a U.S. domestic corporation for U.S. federal income tax purposes has at all times been a member of the consolidated group for purposes of filing any U.S. federal income tax returns of which Parent was the common parent.
     8.03. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Aircraft Related Assets, the Contributed Assets, the Purchased Stock, the New Jetride Assumed Liabilities and the Business as are reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller, Parent and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.
     (b) Buyer agrees to be liable for all Taxes attributable to the Post-Closing Tax Period (other than any Tax determined to be a Tax owed hereunder by Seller or Parent pursuant to Section 8.03(c) for which Buyer could have transferee liability).
     (c) Seller and Parent agree to pay all Taxes attributable to the Pre-Closing Tax Period and to pay any capital gains Taxes with respect to the sale of the Aircraft Related Assets and the Purchased Stock.
     (d) All Taxes with respect to the Aircraft Related Assets and the Purchased Stock or the Business that accrue for a taxable period which includes (but does not end on) the Closing Date, to the extent not already addressed by subsection (b) or (c) above, shall be apportioned between Seller and Parent, on the one hand, and Buyer, on the other, as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Within 180 days after the Closing Date, Seller or Parent and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(d) together with such supporting evidence as is reasonably necessary to calculate any allocated amount. The allocated amount shall be paid by the party or parties owing it to the other(s) within 10 days after delivery of such statement. Thereafter, Seller or Parent shall notify Buyer upon receipt of any bill for Taxes relating to the Aircraft Related Assets or the Purchased Stock, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Taxing authority; provided, that if such bill covers the Pre-Closing Tax Period, Seller or Parent shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Parent, on the one hand, or Buyer, on the other, shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(d), the other party or parties shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
     (e) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer and sale of the Aircraft Related Assets or the Purchased Stock to Buyer and any recording or filing fees with respect thereto shall be shared equally by Buyer and Seller; provided, however, that Seller alone shall retain any liability for any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer and sale of the Seller Owned Aircraft to Buyer and any recording or filing fees with respect thereto to the extent that such Taxes are imposed by a Taxing authority in a jurisdiction other than the jurisdiction in which any such Seller Owned Aircraft is delivered to Buyer at Closing by mutual agreement of Buyer and Parent pursuant to Section 2.09 and to the extent that such Taxes do not arise primarily as a result of actions taken by Buyer with respect to the Seller Owned Aircraft after the Closing; provided, further, that Buyer alone shall be liable for any transfer, documentary, sales, use or other Taxes assessed upon or with respect to lease payments pursuant to the Aircraft Leases contemplated by Section 2.03.
ARTICLE IX
EMPLOYEE BENEFITS
     9.01. ERISA Representations. Seller and Parent hereby each represents and warrants to Buyer that:
     (a) Schedule 9.01(a) contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other material employee benefit or compensation plan, program, agreement or arrangement, which is sponsored, maintained or contributed to or required to be contributed to by Seller or Parent for the benefit of, with or relating to any current or former employee, officer or director of Seller or the Business (each, a “Compensation and Benefit Plan” and, collectively, the “Compensation and Benefit Plans”).
     (b) With respect to each Compensation and Benefit Plan, Seller has heretofore delivered or made available to Buyer true and complete copies of each of the following documents: (i) the Compensation and Benefit Plan and related trust agreements and insurance contracts (including all amendments thereto), if any; (ii) the two most recent annual reports, actuarial reports, and audited financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Compensation and Benefit Plan, if any; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).
     (c) Except as set forth on Schedule 9.01(c), no Compensation and Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA or is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA. Except as set forth on Schedule 9.01(c), no material liability under Title IV of ERISA or Section 412 of the Code has been incurred by Parent, Seller or any other subsidiary of Parent or any trade or business, whether or not incorporated, that together with the Parent or any of its subsidiaries, including Seller, would be deemed a “single employer” under Section 414 of the Code since the effective date of ERISA.
     (d) None of Seller, Parent, any of the Compensation and Benefit Plans, any trust created thereunder, or, to Seller’s or Parent’s Knowledge, any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) which would, individually or in the aggregate, result in liability in excess of $10,000.
     (e) No Compensation and Benefit Plan is a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
     (f) Except as set forth on Schedule 9.01(f), the Internal Revenue Service has issued a favorable determination letter in respect of each of the Compensation and Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and neither Seller nor Parent is aware of any circumstances that could reasonably be expected to result in the revocation of such letter. Each of the Compensation and Benefit Plans has been operated and administered in accordance with its terms and applicable laws in all material respects, including but not limited to ERISA and the Code.
     (g) Except as set forth on Schedule 9.01(g), there are no claims pending, or, to Seller’s or Parent’s Knowledge, threatened (other than routine claims for benefits) with respect to any Compensation and Benefit Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Compensation and Benefit Plan or any fiduciary thereof (other than rules of general applicability), and there are no pending or, to Seller’s or Parent’s Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any Compensation and Benefit Plan.

     (h) No Compensation and Benefit Plan provides retiree welfare benefits, other than benefits the full cost of which is borne by the current or former employee or director (or his beneficiary).
     (i) No Transferred Employee will be entitled to any severance benefits or other similar rights under the terms of any Compensation and Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement.
     (j) No Compensation and Benefit Plan is or ever has been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq.
     (k) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (i) the obligation of Seller or Parent to make contributions or any other payments to fund benefits accrued under the Compensation and Benefit Plans, or (ii) the benefits accrued or payable with respect to any participant under the Compensation and Benefit Plans. Each Compensation and Benefit Plan may be amended or terminated at any time by action of the plan sponsor’s Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Compensation and Benefit Plan and compliance with applicable laws.
     9.02. Employees and Offers of Employment. (a) On or prior to the Closing Date, Buyer shall assume the obligations of New Jetride with respect to the employees of New Jetride (which shall consist solely of the director of operations and the chief pilot for the Business) and shall offer employment to all active employees of the Business on an at will basis, except for those employees identified on Schedule 9.02(a). To the extent that Seller ceases to manage one or more of the Seller Managed Aircraft between the date hereof and the Closing Date, and such Seller Managed Aircraft are not replaced by at least an equivalent number of additional Seller Managed Aircraft of a similar or better type Buyer may amend Schedule 9.02(a), at Buyer’s discretion, to add one or more of the employees of Seller associated with such Seller Managed Aircraft. For purposes of this Article IX, the term “active employee” shall mean any Person who, on the Closing Date, is actively employed by the Business who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (unless set forth on Schedule 9.02(a), such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, or retired or died on or before the Closing Date. Subject to Section 9.02(b), any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees.” Seller and Parent will not take any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer and then only in respect of the period of employment by Buyer of any such Transferred Employee.
     (b) Buyer agrees to offer each active employee of the Business (other than those set forth on Schedule 9.02(a)) a salary and benefits package that, considered as a whole, will be substantially equivalent to such employee’s salary and benefits package with the Business, considered as a whole.
     (c) Buyer shall use its commercially reasonable efforts to obtain credit for each Transferred Employee for years of service with Seller for purposes of determining eligibility to participate, vesting and benefit accruals under any employee benefit or welfare plan or program of Buyer or any of its Affiliates in which the Transferred Employees participate; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such Transferred Employee or the funding for any such benefit. With respect to Transferred Employees who are pilots, Buyer agrees to consider such Transferred Employee’s years of service with Seller for purposes of schedule.
     (d) Buyer agrees to indemnify and hold Seller and Parent harmless from and against any and all Losses arising out of or related to Buyer’s employment, promotion or termination of any Transferred Employee to the extent that Seller or Parent does not otherwise retain liability under this Agreement for obligations owed or owing to such Transferred Employee with respect to Seller’s or Parent’s employment of such Transferred Employee through the Closing Date.
     9.03. Seller’s Employee Benefit Plans. (a) Seller and/or Parent shall retain all obligations and liabilities under the Compensation and Benefit Plans in respect of each employee or former employee (including any beneficiary thereof), including any Transferred Employees. Except as expressly set forth herein, Seller, Parent or its designated Affiliate shall retain all liabilities and obligations in respect of benefits of Transferred Employees under the Compensation and Benefit Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Compensation and Benefit Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances, if any, of Transferred Employees under the Compensation and Benefit Plans shall be fully vested, to the extent permitted under such Compensation and Benefit Plan, as of the Closing Date.
     (b) With respect to each employee or former employee of Seller or Parent, including the Transferred Employees (including any beneficiary or dependent thereof), Seller or Parent, as applicable, shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement or policy (whether or not insured) to the extent that such liability or obligation relates to vacation pay, sick leave or other contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date; (ii) all liabilities and obligations arising under any workers’ compensation arrangement of Seller or Parent; provided, that to the extent such liability or obligation relates to Transferred Employees, Seller or Parent shall only be liable with respect to the period prior to the Closing Date, including liability for any retroactive workers’ compensation premiums attributable to such period, and (iii) all other liabilities and obligations arising under the Compensation and Benefit Plans.
     9.04. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, Parent, New Jetride or the Business in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Compensation and Benefit Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.
ARTICLE X
CONDITIONS TO CLOSING
     10.01. Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
     (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer or New Jetride of all or any material portion of the Aircraft Related Assets, the Contributed Assets or the Business.
     (b) The Seller shall have received all requisite FAA assurance that New Jetride is deemed to possess the Operating Certificate prior to the Closing, and the Operating Certificate shall continue to be operable by New Jetride upon and immediately after transfer of the Purchased Stock to the Buyer at Closing.
     10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
     (a) (i) Seller and Parent shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Seller and Parent contained in this Agreement and in any certificate or other writing delivered by Seller or Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such time (except to the extent that any such representation or warranty shall expressly speak as of another date) with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an authorized officer of Seller and Parent to the foregoing effect.

     (b) [Intentionally omitted.]
     (c) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation by Buyer of the Aircraft Related Assets or the Business after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.
     (d) Buyer shall have received the documents specified in Section 2.09(b).
     (e) Seller shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.05(a), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.
     (i) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and New Jetride, the possession by New Jetride of the Contributed Assets and the New Jetride Assumed Liabilities as contemplated hereby and the authority of Seller to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Buyer.
     10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
     (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent that any such representation or warranty shall expressly speak as of another date) with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Seller shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Buyer to the foregoing effect.
     (b) [Intentionally omitted.]
     (c) Seller shall have received the documents specified in Section 2.09(a).
     (d) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Seller.

ARTICLE XI
SURVIVAL; INDEMNIFICATION
     11.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the eighteen (18) month anniversary of the Closing Date or in the case of the covenants, agreements, representations and warranties contained in Articles VIII or IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 or 11.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the specific inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
     11.02. Indemnification. (a) Seller and Parent each hereby jointly and severally indemnify Buyer and New Jetride against and agree to hold them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (each a “Loss” and, collectively, “Losses”) incurred or suffered by Buyer or New Jetride (collectively, “Buyer’s Losses”) arising out of:
     (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or Parent pursuant to this Agreement; or
     (ii) any Excluded Liability;
provided, that neither Seller nor Parent shall be liable under this Section 11.02(a): (A) unless the aggregate amount of Buyer’s Losses with respect to all matters referred to in this Section 11.02(a) (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000 (the “Threshold”); provided, further, that at such time as Buyer’s Losses exceed the Threshold, Buyer shall be entitled to recover from Seller and Parent under this Section 11.02(a) for all of Buyer’s Losses from the first dollar of such Losses; or (B) to the extent that the aggregate amount of Buyer’s Losses exceeds $5,000,000 (the “Cap”); or (C) to the extent such Losses arise out of or relate to any action taken by the FAA with respect to the Operating Certificate or the operation of the Business or New Jetride pursuant to the Operating Certificate after the Closing; or (D) to the extent such Losses arise out of or relate to the Aircraft Lease(s) contemplated by Section 2.03; provided, further, that neither the Threshold nor the Cap shall apply to Buyer’s Losses with respect to any Excluded Liability, or any Losses under Section 3.01, Section 3.02, Section 12.02(b) and Article XV. For purposes of clarification, it is understood and agreed that the statement in clause (A) of the first proviso, above, requiring the disregard of any standard of materiality or Material Adverse Effect qualification in determining the amount of Losses, shall have no effect on any Knowledge standard or qualification contained in any such representation or warranty, which shall be given effect for all purposes of indemnification pursuant to this Section 11.02(a).
     (b) Buyer hereby indemnifies Seller and Parent against and agrees to hold them harmless from any and all Losses incurred or suffered by Seller or Parent arising out of:
     (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement; or
     (ii) any claim arising with respect to the activities of Buyer, New Jetride or their Affiliates in connection with the ownership or operation of the Aircraft Related Assets, the Purchased Stock or the Business after the Closing Date other than in connection with the assertion or enforcement by Buyer or New Jetride of any rights or remedies under this Agreement;
provided, that Buyer shall not be liable under this Section 11.02(b): (A) unless the aggregate amount of Seller’s and/or Parent’s Losses with respect to all matters referred to in this Section 11.02(b) (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds the Threshold; provided, further, that at such time as Seller’s and/or Parent’s Losses exceed the Threshold, Seller and/or Parent shall be entitled to recover from Buyer under this Section 11.02(b) for all of Seller’s and/or Parent’s Losses from the first dollar of such Losses; or (B) to the extent that the aggregate amount of Seller’s and/or Parent’s Losses exceeds the Cap; provided, further, that neither the Threshold nor the Cap shall apply to Seller’s and/or Parent’s Losses with respect to any Assumed Liability. For purposes of clarification, it is understood and agreed that the statement in clause (A) of the first proviso, above, requiring the disregard of any standard of materiality or Material Adverse Effect qualification in determining the amount of Losses, shall have no effect on any knowledge standard or qualification applied to the Buyer contained in any such representation or warranty, which shall be given effect for all purposes of indemnification pursuant to this Section 11.02(b).
     11.03. Procedures. (a) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to Section 8.03 or 11.02, the party seeking to be indemnified hereunder (the “Indemnified Party”) shall assert a claim for indemnification by written notice to the party from whom indemnification is sought (the “Indemnifying Party”) stating the nature and basis of such claim, and, if such claim is with respect to a third party claim, accompanied by a copy of any written notice from such third party claimant, such notice to be delivered within thirty (30) days of discovery of such Losses, or in the case of Losses arising by reason of any third party claim, within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party. The failure of the Indemnified Party to give a notice within such time period shall not relieve the Indemnifying Party of any liability to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced thereby.

     (b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes gives rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claims.
     (c) (i) In the case of third party claims for which indemnification is sought, the Indemnifying Party shall have the option, (A) to conduct and control any proceedings or negotiations in connection therewith, (B) to take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and (C) to employ counsel to contest any such claim or liability in the name of the Indemnified Party or otherwise; provided, that as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible and to indemnify the Indemnified Party subject to the terms of this Agreement (subject to the Threshold and the Cap, if applicable, but otherwise with no reservation of rights) for all Losses relating to such claims.
     (ii) Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control (or the Indemnified Party shall have the right to take back control, as the case may be) of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if the claim which the Indemnifying Party seeks to control (1) involves criminal allegations, (2) involves a claim for equitable relief to which the Indemnified Party reasonably believes an adverse determination would be detrimental to the Indemnified Party’s reputation or future business prospects, (3) involves a claim which the Indemnifying Party is not conducting the defense of the claim actively and diligently, or (4) the matters specified in Section 9.01 or Section 9.03 hereof.
     (iii) If the Indemnifying Party assumes and controls the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party. Notwithstanding the foregoing, if the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists under applicable standards of professional conduct of a conflict of interest between the Indemnifying Party and the Indemnified Party or that different defenses should be presented in the assertion of any defense or claim in such action, proceeding or investigation, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to provide the Indemnified Party representation free of such differing or conflicting claims or defenses.
     (iv) The Indemnifying Party shall, within twenty (20) days of receipt of the notice set forth in Section 11.03(a), notify the Indemnified Party of its intention to assume the defense of such claim. Until the Indemnified Party has received notice of the Indemnifying Party’s election to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within twenty (20) days after receipt of such notice of the Indemnifying Party’s election to defend such claim and in either case, fail to enter into the undertaking specified in the proviso in Section 11.03(c)(i) above within such twenty (20) day period, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle, compromise or discharge such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed).
     (v) The expenses of all proceedings, contests or lawsuits in respect of such claims (other than those incurred by the Indemnified Party which are the responsibility of the Indemnified Party as provided in Section 11.03(c)(iii) above) shall be borne by the Indemnifying Party but only if the Indemnifying Party has undertaken pursuant to the terms of this Agreement to indemnify the Indemnified Party in respect of the third party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. Such cooperation shall include the providing of records and information which are relevant to such third party claim and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. In the case of a claim for indemnification in respect of a third party claim, (A) if (and to the extent) the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of the third party claim, then within five (5) business days after the occurrence of a final non-appealable determination or settlement with respect to such third party claim, the Indemnifying Party shall pay the Indemnified Party in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnifying Party shall be responsible for pursuant to the provisions hereof), subject to the limitations set forth in Section 11.02, and (B) in the event that any Losses incurred by the Indemnified Party do not involve payment by the Indemnified Party of a third party claim, then, if (and to the extent) the Indemnifying Party is responsible pursuant to this Agreement to indemnify the Indemnified Party against such Losses, the Indemnifying Party shall within five (5) business days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnified Party, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnifying Party shall be responsible for pursuant to the provisions hereof), subject to the limitations, if any, set forth in Section 11.02.
     (d) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to Section 8.03 or 11.02, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

ARTICLE XII
TERMINATION
     12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of Parent and Buyer;
     (b) by either Parent or Buyer if the Closing shall not have been consummated on or before September 30, 2006; or
     (c) by either Parent or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
     (d) by Buyer if there shall have been a Material Adverse Change since the Balance Sheet Date.
     The party desiring to terminate this Agreement pursuant to clauses (b) through (d) shall give notice of such termination to the other party.
     12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to another party to this Agreement; provided, however, that, without duplication, (a) if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach, and (b) if Buyer terminates this Agreement pursuant to Section 12.01(b) and, within sixty (60) days after such termination, Parent, Seller or New Jetride enters into a definitive agreement with respect to the sale of the Business with another person, then Seller or Parent shall pay to Buyer, within ten (10) business days following the execution of such definitive agreement, a termination fee in the amount of $500,000. The provisions of this Section 12.02, and Sections 6.01 and 14.03 shall survive any termination hereof pursuant to Section 12.01.
ARTICLE XIII
ARBITRATION
     13.01. Arbitration to be Exclusive Remedy Except in Limited Circumstances. From and after the Closing, except for (a) any action based on fraud or intentional misrepresentation, or (b) any claim properly seeking injunctive relief under this Agreement, Buyer, Seller and Parent acknowledge and agree (on behalf of themselves and their affiliates) that their sole and exclusive remedy relating to this Agreement and the transactions contemplated hereby (which shall include, for the avoidance of doubt, breaches of the Transition Services Agreement contemplated by this Agreement) shall be pursuant to the provisions of this Article XIII.
     13.02 Arbitration Procedures. Except as expressly provided otherwise in Section 13.01, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:
     (a) Any party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other parties in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.
     (b) The arbitration shall be conducted by a panel of three arbitrators, one selected by Buyer, one selected by Seller and Parent, acting together, and the third to be selected jointly by the arbitrators selected by Buyer, Seller and Parent (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in Chicago, Illinois.
     (c) Except as otherwise provided herein:
          (i) The losing party shall pay its own and the prevailing party’s “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone) witness fees, and reasonable attorney’s fees and expenses;
          (ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration (“Arbitration Expenses”) shall be borne equally by the Parties; and
          (iii) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such party or parties has acted unreasonably or in bad faith.
     (d) The Arbitrators shall have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of

Losses and punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each party. The decision and award of the Arbitrators shall be binding on all parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and shall make their determinations in accordance therewith. Any party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.
     (e) Each party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party or parties the reasonable attorney’s fees, costs and expenses incurred by such other party or parties prior to the entry of such order.
ARTICLE XIV
MISCELLANEOUS
     14.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given, if to Buyer, to:
Pinnacle Air, LLC
3333 Pinnacle Hills Parkway
Penthouse Suite 2
Rogers, AR 72758
Attention: Bill W. Schwyhart
Facsimile: (479) 845-1090

               with a copy to:
Rayburn W. Green, Esq.
Kutak Rock LLP
The Three Sisters Building
214 West Dickson Street
Fayetteville, AR 72701-5221
Facsimile: (479) 973-0007
               if to Seller or Parent, to:
Jetride, Inc.
c/o AirNet Systems, Inc.
7250 Star Check Drive
Columbus, OH 43217
Attn.: Joel E. Biggerstaff
Facsimile: (614) 409-7868
               with a copy to:
Ronald A. Robins, Jr. (Rocky)
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Facsimile: (614) 719-4926
     14.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     14.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that the cost of direct out-of-pocket expenses, including fuel, pilot overtime, ramp and landing fee and engine maintenance plan payments, associated with delivery of the Seller Owned Aircraft to locations determined by Buyer and Seller pursuant to Section 2.09 shall be borne by Buyer.

     14.04. Successors and Assigns. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment made in contravention of this Agreement shall be null and void; provided, however, that Buyer may (i) make a collateral assignment of its rights and interests under this Agreement to its lenders and other financing sources and (ii) assign any or all of its rights, interests or obligations under this Agreement to any Affiliate of Buyer; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and assigns.
     14.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.
     14.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.
     14.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement dated as of June 8, 2005, by and between Parent and Buyer. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relief upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon Person other than the parties hereto any rights or remedies hereunder.
     14.08. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.
     14.09. Captions; Headings. The table of contents and Article, Section, Subsection and Paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
ARTICLE XV
NONCOMPETITION
     15.01. Non-Competition; Nonsolicitation. (a) For a period of five (5) years from and after the Closing Date (the “Restricted Period”), neither Seller, Parent nor any of their Affiliates (collectively, the “Restricted Parties”) shall, directly or indirectly: (i) within the Protected Territory (as hereinafter defined), own, manage, operate, join, control or participate in the ownership, management, operation or control of any entity that engages in, or that the Restricted Party knows intends to engage in, the jet aircraft passenger charter business conducted by Seller as of the Closing Date; provided, however, that the foregoing restriction shall not be deemed to prohibit Parent or Seller or any of their Affiliates from transporting passengers incidental to and as part of transporting cargo (e.g., transporting technicians or surgical team members on a flight delivering organs for transplant) or from transporting passengers pursuant to Parent’s U.S. Department of Defense certification; (ii) solicit, retain as a consultant, interfere with or attempt to entice away from Buyer or any of its Affiliates, any employee of (or individual whose primary role and responsibilities relate to the Business conducted by) Seller who becomes a Transferred Employee; provided, however, that the foregoing restriction shall not apply to any Transferred Employee whose employment with the Buyer or its Affiliates is terminated by the Buyer or such Affiliate, unless Parent has Knowledge that such Transferred Employee was terminated by Buyer or such Affiliate for “cause,” in which case, such restriction shall extend for six (6) months after the date of termination, or (iii) solicit, interfere with or attempt to entice away from Buyer or any of its Affiliates, any person, firm or corporation which has been or is during the one-year period ending on the Closing Date a customer of Seller. Notwithstanding the foregoing, a Restricted Party shall not be deemed to have violated Section 15.01(a)(ii), if such Restricted Person (or any Affiliate thereof) hires or interviews any Transferred Employee who (A) contacts such Restricted Person (or any Affiliate thereof) or a search firm retained by such Restricted Person (or any Affiliate thereof) on his or her own initiative without any direct or indirect solicitation by such Restricted Person (or any Affiliate thereof) or (B) responds to a general solicitation of employment placed in any publication.
     (b) The ownership of not more than 5% of the outstanding stock of any publicly traded company or companies otherwise subject to Section 15.01(a) shall not be a violation of this Section 15.01 so long as the Restricted Parties do not participate in the management of such company.
     (c) As used in this Section 15.01, the term “Protected Territory” shall mean within the 48 contiguous states of the United States.
     (d) The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this Section 15.01. In the event that any of the covenants contained in this Section 15.01 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     (e) The restrictive covenants contained in this Section 15.01 are each covenants independent of any other provision of this Agreement, and the existence of any claim which any party may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Seller and Parent acknowledge that Buyer is purchasing the Aircraft Related Assets and the Purchased Stock in reliance on the goodwill of the Business generated by Seller and Parent, and the covenants contained in this Section 15.01 are essential to the protection of Buyer’s purchase of the Aircraft Related Assets and the Purchased Stock and that Buyer would not purchase the Aircraft Related Assets and the Purchased Stock but for these covenants. Seller and Parent agree that a breach by either of them of this Section 15.01 may cause irreparable harm to Buyer and that Buyer’s remedies at law for any such breach or threat of breach of the provisions of this Section 15.01 shall be inadequate, and that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 15.01 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity.
     15.02. Nonsolicitation by Buyer. (a) During the Restricted Period, neither Buyer nor any of its Affiliates shall, directly or indirectly, solicit, retain as a consultant, interfere with or attempt to entice away from Parent, Seller or any of their Affiliates, any employee of Parent, Seller or any of their Affiliates; provided, however, that the foregoing restriction shall not apply to any employee whose employment with Parent, Seller or any of their Affiliates is terminated by the Parent, Seller or such Affiliate, unless Buyer has actual knowledge that such employee was terminated by Parent, Seller or such Affiliate for “cause,” in which case, such restriction shall extend for six (6) months after the date of termination. Notwithstanding the foregoing, neither Buyer nor its Affiliates shall be deemed to have violated this Section 15.02, if Buyer (or any Affiliate thereof) hires or interviews any employee of Parent, Seller or their Affiliates who (A) contacts Buyer (or any Affiliate thereof) or a search firm retained by Buyer (or any Affiliate thereof) on his or her own initiative without any direct or indirect solicitation by Buyer (or any Affiliate thereof) or (B) responds to a general solicitation of employment placed in any publication.
     (b) Buyer agrees that a breach by it of this Section 15.02 may cause irreparable harm to Parent or Seller and that Parent and Seller’s remedies at law for any such breach or threat of breach of the provisions of this Section 15.02 shall be inadequate, and that Parent and Seller shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 15.02 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent or Seller may be entitled at law or in equity.
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PINNACLE AIR, LLC

By:	/s/ Bill W. Schwyhart

Name: Bill W. Schwyhart
Title: Manager/Managing Member

JETRIDE, INC.

By:	/s/ Joel E. Biggerstaff

Name: Joel E. Biggerstaff
Title: Chairman of the Board, Chief Executive Officer and President

AIRNET SYSTEMS, INC.

By:	/s/ Joel E. Biggerstaff

Name: Joel E. Biggerstaff
Title: Chairman of the Board, Chief Executive Officer and President

SCHEDULES TO AGREEMENT

Schedule	Description
1.01(a)	Aircraft and Other Material Warranties
2.01(b)	Excluded Assets
2.05	New Jetride Assumed Liabilities (including expenses)
3.04	Non-Contravention
3.05(a)	Required Consents
3.05(b)	Other Consents
3.06(c)	Seller Financial Statements
3.07	Absence of Certain Changes
3.08(a)	Real Property
3.08(b)	Material Personal Property (other than Seller Aircraft)
3.08(d)	Specified Encumbrances
3.10(a)	Seller Owned Aircraft
3.10(b)	Seller Managed Aircraft
3.10(d)	Options on Additional Seller Aircraft
3.11	Material Liabilities
3.12	Litigation
3.13	Material Contracts
3.14	Licenses and Permits
3.15	Insurance
3.16	Compliance with Laws
3.17(a)	Intellectual Property Rights
3.17(b)	Intellectual Property Licenses
3.17(c)	Intellectual Property Infringement
3.17(d)	Third Party Infringement
3.18	Employees
3.19	Labor Issues
3.21	Environmental Compliance
3.23	Major Customers
3.24	Accounts Receivable
5.01	Conduct of the Business
8.02	Tax Matters
9.01(a)	Compensation and Benefit Plans
9.01(c)	Multiemployer Plans
9.01(f)	401(k) Plans
9.01(g)	Compensation and Benefit Plan Claims
9.02(a)	Excluded Employees

1